UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)           November 9, 2005
DEVCON INTERNATIONAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-07152	59-0671992

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer of Incorporation) Identification No.)

1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida	33442

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s telephone number, including area code):           (954) 429-1500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     On November 9, 2005, Devcon International Corp., a Florida corporation (“Devcon”) and Devcon Acquisition, Inc., a Florida corporation and an indirect wholly-owned subsidiary of Devcon (“Devcon Acquisition”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Guardian International, Inc., a Florida corporation (“Guardian”), pursuant to which Devcon Acquisition shall merge with and into Guardian, with Guardian continuing as the surviving corporation in the merger (the “Merger”).
     The Merger Agreement provides that, at the effective time of the Merger, each share of Class A Voting Common Stock and Class B Nonvoting Common Stock of Guardian issued and outstanding prior to the effective time will be cancelled and converted into the right to receive in cash a closing payment amount and a deferred payment amount, the latter of which will be placed in escrow and paid subject to adjustments based upon Guardian’s recurring monthly revenue and net working capital at the closing of the Merger, subject to other possible reductions.
     At or promptly following closing of the Merger, the surviving corporation shall redeem Guardian’s issued and outstanding Series D 6% Convertible Cumulative Preferred Stock (with some exceptions) and Series E 7% Cumulative Preferred Stock in accordance with the terms of such preferred stock. Shares of such preferred stock which are not so redeemed shall be converted into the right to receive in cash a pro rata portion of the amount allocated for redemption of the preferred stock as provided in the Merger Agreement. Prior to the closing of the Merger, Guardian and the holders of the issued and outstanding preferred stock may agree that all such preferred stock will be cancelled and converted in the right to receive in cash a pro rata portion of the amount allocated for redemption of the preferred stock as provided in the Merger Agreement.
     The Merger Agreement provides that certain directors of Guardian at the request of Devcon shall resign as of the closing of the Merger. The members of the board of directors and officers of Devcon Acquisition immediately prior to the Merger will be the members of the board of directors and officers of the surviving corporation.
     Upon entering into the Merger Agreement, Devcon Acquisition delivered $3,000,000 to Guardian as a deposit to be applied towards the payments due from Devcon at the closing of the Merger.
     In the Merger Agreement Devcon, Devcon Acquisition and Guardian also provide certain representations and warranties and covenants concerning their respective conduct pending the closing of the Merger.
     Pursuant to the Merger Agreement, Devcon, Devcon Acquisition and Guardian also provide additional agreements, including without limitation, Guardian’s agreement not to initiate, solicit or encourage, enter into discussions or negotiations for, or agree to enter into or endorse, any competing transaction proposal as provided in the Merger Agreement, except under certain circumstances where Guardian receives an unsolicited, bona fide expression of interest from a third party as provided in the Merger Agreement.
     The Merger is subject to closing conditions, including governmental approvals and approval of Guardian’s shareholders, among other conditions.

     The Merger Agreement may be terminated prior to the closing of the Merger by mutual consent or by either party as set forth in the Merger Agreement and in the event of such termination the parties are entitled to pursue their rights at law and equity as provided further in the Merger Agreement. In the event Guardian terminates the Merger Agreement due to accepting a superior acquisition proposal, Guardian may be subject to a termination fee equal to the return to Devcon of its $3,000,000 deposit and the payment of $3,000,000 to Devcon in satisfaction of all costs and claims that Devcon may have, as provided further in the Merger Agreement. Furthermore, in the event Devcon terminates the Merger Agreement due to a certain revenue based purchase price decrease greater than $2,000,000 as a result of acts of God or natural disasters, Guardian may be subject to also returning to Devcon its $3,000,000 deposit.
     In connection with the execution and delivery of the Merger Agreement, Devcon entered into voting agreements with certain directors and executive officers of Guardian, pursuant to which such directors and executive officers agreed to vote their shares of capital stock of Guardian in favor of the Merger and against competing transactions.
     A copy of the Merger Agreement and the form Voting Agreement referenced above are attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, and the summary contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the form Voting Agreement, which are incorporated herein by reference. There can be no assurance that the transactions contemplated by the Merger Agreement will be consummated.
Item 7.01 Regulation FD Disclosure
     Devcon issued a press release on November 10, 2005, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by this reference, in which it announced the Merger Agreement. This information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
     The exhibits listed below are filed herewith.

Exhibit
Number	Description
Exhibit 2.1	Agreement and Plan of Merger, dated as of November 9, 2005, among Devcon International Corp., Devcon Acquisition, Inc. and Guardian International, Inc.

Exhibit 10.1
Form of Voting Agreement, dated as of November 9, 2005, by and among certain directors and officers of Guardian International, Inc. (Attached as Exhibit C-2 to the Agreement and Plan of Merger filed as Exhibit 2.1.)

Exhibit 99.1	Press Release of Devcon International Corp., dated November 10, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2005	DEVCON INTERNATIONAL CORP.
	By:	/s/ Stephen J. Ruzika
Stephen J. Ruzika
Chief Executive Officer and President

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